May 5, 2006
For Immediate Release
Phone: 609-561-9000
Contact: Stephen Clark x4260

SJI Reports Record First Quarter Income

Folsom, NJ - South Jersey Industries (NYSE: SJI) today announced record earnings from continuing operations of $27.1 million for the first quarter of 2006, up from $26.9 million posted for the same quarter in 2005. SJI achieved this performance despite significantly warmer weather experienced during the 2006 quarter. Earnings per share from continuing operations totaled $0.93 per share compared with $0.96 per share for the prior year period. Earnings per share were reduced by $0.08 for the quarter due to the impact of warm weather on utility performance and 1.1 million more shares outstanding in the first quarter of 2006 than in the comparable quarter of 2005. The additional shares were mostly issued during the second half of 2005 and, consequently, will have a diminishing impact on comparative EPS results through the remaining quarters of 2006.

“I am very pleased with SJI’s performance during the first quarter in the face of very difficult weather conditions,” stated SJI Chairman & CEO Edward Graham. “With projects that we have coming on-line in the third quarter, advantageous hedges we’ve put in place on gas in our National Fuel storage, and the general progress of our businesses to date, I am optimistic about the strength of SJI’s earnings growth for 2006. We continue to see many growth opportunities ahead for SJI and we are focused on taking advantage of them,” said Graham. “Our target remains to produce 6%-7% average annual earnings per share growth on a long-term, forward-looking basis.”

SJI’s 1st Quarter 2006 Results and Highlights:

Non-Utility Income Contribution Up: Non-Utility earnings increased for the quarter by 7% to $4.6 million from $4.3 million in 2005. The drivers for improving performance came from our on-site energy project development business and the residential and commercial services business.

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SJI Earnings - Add 1

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Marina Energy Net Income Up Over 40% - Our on-site energy production business contributed $0.9 million to SJI’s bottom line in the first quarter of 2006, compared with $0.6 million in the prior year period. Major contributors to this year’s performance were continued operational improvement of our existing projects, a full quarter of operations at our landfill gas project with the Atlantic County Utilities Authority, and increased cooling demand due to warm conditions experienced in the first quarter. Marina develops, owns and operates on-site energy plants. Two of its projects, the expansion of the thermal facility serving the Borgata Casino and the Warren County Landfill Energy plant, will positively impact performance when they come on-line during the second half of this year.

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Residential & Commercial Service Business Profit Contribution Up 12% - South Jersey Energy Service Plus produced earnings of $0.5 million in the first quarter, compared with $0.4 million recorded in the same quarter in 2005. Performance improvement for the quarter was driven by the start-up of the plumbing business line and an increase in active service contracts. Later this year, we plan to add installation and service capabilities for propane appliances and equipment as well as small commercial HVAC systems. We are also exploring opportunities in the solar electric market. SJESP sells appliance service contracts, repairs appliances on a time and material basis, and installs HVAC systems.

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Wholesale Commodity Marketing Posts Strong Performance - South Jersey Resources Group added $2.7 million to SJI’s bottom line for 2006. High and volatile natural gas prices created profitable opportunities for our wholesale commodity business, enabling it to duplicate last year’s result. During the quarter, we boosted storage capacity under contract from 4.8bcf to 5.0bcf. Storage capacity has been a key element in the increasing profitability of this business line in recent years. We also announced the extension, through 2010, of our fuel management deal with a Marcus Hook, PA cogeneration facility during the first quarter. Looking forward, we have already locked in significant positive spreads on storage deals that will benefit the winter of 2006-2007. SJRG markets wholesale natural gas, fuel management and commodity risk management services.

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Retail Commodity Marketing Initiates New Offer - Retail commodity marketing contributed $0.3 million to net income in the first quarter of 2006 compared with $0.4 million for the same period last year. During the first quarter of 2006 we began marketing natural gas to residential consumers with an offer that provides price certainty. We obtained almost 8,000 customers in a little over a month of marketing in February and March of 2006. As market conditions permit we will further promote this offer. South Jersey Energy markets both natural gas and electricity on a retail basis.

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SJI Earnings - Add 2

Utility Performance Impacted by Warm Winter: South Jersey Gas’ net income of $22.5 million for the quarter almost matched last year’s level of $22.6 million. Drivers for 2006 include:

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2.8% Customer Growth Rate Continues - South Jersey Gas continues to experience strong growth in its service territory, having added 8,870 customers during the 12 months ended March 31, 2006, for a total of 324,964. This 2.8% growth rate reflects the continued strong demand for new housing in SJG’s service territory and is well above the national average growth rate of 1.5%. We expect customer growth to continue at this pace for all of 2006. Customers added in the past 12 months are anticipated to contribute approximately $1.9 million to net income annually.

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Operating Expenses Reduced - Operating and Maintenance Expense decreased by $0.3 million for the first quarter of 2006 compared with the same period in 2005. The decrease resulted from a reduction in pension and post-retirement benefit costs due to contributions made to the plans in 2005 and the impact of early retirement plans. This reduction helped offset $0.4 million of additional depreciation expense due to the expansion of SJG’s gas delivery system in 2005.

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Weather Negatively Impacts Quarterly Comparison - Weather that was 17% warmer than last year combined with less favorable use factors to reduce net income by $1.2 million. SJG has a weather normalization clause in its rates that protects both the company and its customers from the impacts of temperatures that vary significantly from normal. However, SJG remains exposed to changes in customer usage patterns. We are currently seeking approval from the NJBPU for a conservation tariff that would reduce SJG’s exposure to customer usage patterns, while enabling us to become a major promoter of energy conservation to our customers. We are optimistic that we will receive approval for the tariff prior to the next heating season.

SJI’s Balance Sheet Remains Strong: The company’s equity-to-capitalization ratio, inclusive of short-term debt, totaled 47.7% at March 31, 2006. Strong earnings added to the equity component of SJI’s balance sheet, helping support substantially higher inventories of natural gas than at the same point last year. Inventories are high due to high gas prices and substantially reduced withdrawals during the winter. This inventory will now be held in storage for use next winter, reducing SJI’s need to refill storages during the second quarter.

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SJI Earnings - Add 3

Webcast and Conference call Details
South Jersey Industries’ President and CEO, Edward J. Graham, will be hosting an open webcast at the American Gas Association Financial Forum on Monday, May 8, 2006 at 1:40pm EDT to discuss the company’s first quarter 2006 results and future prospects. To view the webcast simply visit the South Jersey Industries website at http://www.sjindustries.com , click on Investors and then click on the webcast icon. A recorded version of the webcast will be available at SJI’s website. SJI encourages shareholders, media and members of the financial community to attend the webcast.

Forward-Looking Statement

This news release contains forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described in SJI’s most recent reports on SEC Forms 10-K and 10-Q. SJI assumes no duty to update these statements should actual events differ from expectations.

South Jersey Industries (NYSE: SJI) is an energy services holding company for South Jersey Gas, South Jersey Energy Solutions, South Jersey Energy, South Jersey Resources Group, South Jersey Energy Service Plus and Marina Energy. Visit http://www.sjindustries.com for more information about SJI and its subsidiaries.

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SOURCE: DAVID A. KINDLICK	609-561-9000
STEPHEN H. CLARK
COMPANY NAME: SOUTH JERSEY INDUSTRIES, INC.
MARKET: N
STOCK SYMBOL: SJI

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED
	Three Months Ended
	March 31,
	2006	2005
Operating Revenues:
Utility	$269,521	$212,167
Nonutility	95,454	116,403

Total Operating Revenues	364,975	328,570

Operating Expenses:
Cost of Sales - Utility	201,060	141,975
Cost of Sales - Nonutility	82,056	103,141
Operation and Maintenance	25,300	27,563
Energy and Other Taxes	4,731	5,158

Operating Income	51,828	50,733

Other Income and Expense:
Equity in Affiliated Companies	378	194
Other	35	384

Total Other Income and Expense	413	578

Interest Charges *	(6,366)	(5,305)

Income Taxes	(18,810)	(19,114)

Income from Continuing Operations	27,065	26,892

Discontinued Operations - Net	(166)	(144)

Net Income Applicable to Common Stock	$26,899	$26,748

Basic Earnings Per Common Share (Based on
Average Basic Common Shares Outstanding):
Continuing Operations	$0.932	$0.967
Discontinued Operations - Net	$(0.006)	$(0.005)

Basic Earnings Per Common Share	$0.926	$0.962

Average Common Shares Outstanding - Basic	29,032	27,800

Diluted Earnings Per Common Share (Based on
Average Diluted Common Shares Outstanding):
Continuing Operations	$0.930	$0.960
Discontinued Operations - Net	$(0.006)	$(0.005)

Diluted Earnings Per Common Share	$0.924	$0.955

Average Common Shares Outstanding - Diluted	29,100	28,024

	Twelve Months Ended
	March 31,
	2006	2005
Operating Revenues:
Utility	$633,759	$509,701
Nonutility	323,629	330,335

Total Operating Revenues	957,388	840,036

Operating Expenses:
Cost of Sales - Utility	463,230	336,706
Cost of Sales - Nonutility	276,267	289,866
Operation and Maintenance	102,805	105,160
Energy and Other Taxes	12,207	12,285

Operating Income	102,879	96,019

Other Income and Expense:
Equity in Affiliated Companies	1,086	939
Other	270	648

Total Other Income and Expense	1,356	1,587

Interest Charges *	(22,011)	(20,918)

Income Taxes	(33,463)	(31,282)

Income from Continuing Operations	48,761	45,406

Discontinued Operations - Net	(691)	(684)

Net Income Applicable to Common Stock	$48,070	$44,722

Basic Earnings Per Common Share (Based on
Average Basic Common Shares Outstanding):
Continuing Operations	$1.712	$1.643
Discontinued Operations - Net	$(0.024)	$(0.025)

Basic Earnings Per Common Share	$1.688	$1.618

Average Common Shares Outstanding - Basic	28,483	27,636

Diluted Earnings Per Common Share (Based on
Average Diluted Common Shares Outstanding):
Continuing Operations	$1.701	$1.629
Discontinued Operations - Net	$(0.024)	$(0.035)

Diluted Earnings Per Common Share	$1.677	$1.594

Average Common Shares Outstanding - Diluted	28,668	27,871

* Net of rate recovery of carrying costs on certain
unrecovered fuel and environmental remediation expenses.